Exhibit 99.1
Release Immediately
07-02-F

HERCULES REPORTS FOURTH QUARTER
AND FULL YEAR 2006 RESULTS

WILMINGTON, DE, January 31, 2007 . . . Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended December 31, 2006 of $242.1 million, or $2.14 per diluted share, as compared to a net loss of $79.2 million, or $0.73 per diluted share, for the fourth quarter of 2005.

Net income for the year ended December 31, 2006 was $238.7 million, or $2.14 per diluted share, as compared to a net loss of $41.1 million, or $(0.38) per diluted share, for the year ended December 31, 2005.

Fourth quarter 2006 net income includes a reversal of $48.7 million of tax reserves related to discontinued operations, and a $90.7 million tax benefit from the resolution in the fourth quarter of substantially all issues related to IRS audits for the years 1993 to 2003. In addition, a $102.7 million tax benefit was recorded for the expected utilization of existing capital loss carryforwards.

Net income from ongoing operations(1) for the fourth quarter of 2006 was $34.8 million, or $0.31 per diluted share, an increase of 82% per diluted share as compared to net income from ongoing operations of $19.0 million, or $0.17 per diluted share, in the fourth quarter of 2005. Net income from ongoing operations for the year ended December 31, 2006 was $137.3 million, or $1.23 per diluted share, an increase of 43% per diluted share versus the same period in 2005. Please refer to Table 2 and Table 3 for a reconciliation of net income from ongoing operations to reported net income.

Cash flow from operations for the year ended December 31, 2006 was $172.9 million, an increase of $33.7 million or 24% as compared to the same period last year.

Net sales in the fourth quarter of 2006 were $493.9 million. Excluding the impact of the sale of our majority interest in FiberVisions (the "FiberVisions transaction"), sales increased 14% from the same period of last year. Volume and pricing increased by 11% and 4%, respectively. Rates of exchange also increased sales by 3%, while product mix was 4% unfavorable during the quarter. Net sales for the year ended December 31, 2006 were $2.035 billion, an increase of 11% as compared to the same period in 2005, excluding the impact of the FiberVisions transaction. Volumes and pricing increased 11% and 3%, respectively versus the prior year. Mix was 3% unfavorable, while rates of exchange were flat compared to the prior year.

"We delivered excellent sales, earnings and cash flow growth in 2006," commented Craig A. Rogerson, President and Chief Executive Officer. "With a proven growth strategy driving innovation to better serve our customers, a focus on emerging market opportunities and the pursuit of strategic bolt-on acquisitions, along with continued financial rigor and improving productivity, we remain excited about our prospects going forward."

Excluding the impact of the FiberVisions transaction, net sales in the fourth quarter of 2006 increased in all regions of the world. Sales increased 16% in North America, 13% in Europe, 7% in Latin America and 14% in Asia Pacific as compared to the same period last year.

Reported profit from operations in the fourth quarter of 2006 was $53.7 million, an increase of $67.2 million compared to an operating loss of $13.5 million for the same period in 2005. Profit from ongoing operations in the fourth quarter of 2006 was $62.7 million, an increase of 32% compared with $47.6 million in the fourth quarter of 2005. Severance, restructuring and other exit costs were $4.5 million in the fourth quarter of 2006 and $21.1 million for the year ended December 31, 2006. This compares to $4.4 million in the fourth quarter of 2005 and $31.8 million for the year 2005.

Interest and debt expense was $17.1 million in the fourth quarter of 2006, down $4.8 million compared with the fourth quarter of 2005, reflecting lower outstanding debt balances and improved debt mix, partially offset by increased variable short term rates. Interest expense for the year ended December 31, 2006 was $71.2 million, a decrease of $18.2 million, or 20%, from the prior year.

Net debt, total debt less cash and cash equivalents, was $823.9 million at December 31, 2006, a decrease of $207.8 million from year-end 2005.

Capital spending was $44.4 million in the fourth quarter and $93.6 million for the year. This compares to $21.8 million and $67.5 million in the fourth quarter and year 2005, respectively. Approximately half of the 2006 spending was for expansion projects.

Segment Results - Reported Basis

In the Aqualon Group, net sales increased 17% and profit from operations increased $5.7 million, or 16%, in the fourth quarter as compared with the fourth quarter of 2005. Net sales for the year increased 18% and profit from operations increased $31.9 million, or 21%, as compared to the prior year.

All Aqualon businesses had increased sales in the fourth quarter as compared to the prior year. In the aggregate, the sales increase was driven by 17% higher volume, increased pricing of 3% and favorable rates of exchange of 2%, partially offset by 5% unfavorable product mix. Overall the Company’s guar and guar derivatives acquisition and consolidation of Hercules Tianpu, a methylcellulose joint venture in China, accounted for approximately a 10% sales increase.

"Aqualon continued to grow its businesses both organically and through acquisitions and joint ventures," noted Mr. Rogerson. "Pricing continued to show improvement while sales volume continued to be strong."

Coatings & Construction sales increased 13% in the fourth quarter of 2006 as compared to the same period of last year, primarily due to 14% higher volume, 3% favorable rates of exchange and 1% increased pricing, partially offset by 5% unfavorable product mix. Sales of products in the Middle East and Asia coatings markets were especially strong during the fourth quarter, while North America growth was lower. Sales into the construction industry continued to be strong in Eastern Europe and other emerging markets. Pricing improvement in the segment turned positive during the fourth quarter, as increases were achieved in coatings, partially offset by 1% lower methylcellulose pricing into the construction industry. Pricing into construction was flat sequentially from the third quarter 2006, reversing the declining trends experienced in previous quarters.

Regulated Industries sales increased 12% in the fourth quarter of 2006 as compared to the same period of last year, due to an 11% improved product mix, 3% increased prices and 2% favorable rates of exchange, partially offset by 4% lower volumes. Volumes were lower in food markets, resulting in a higher product mix in the pharmaceutical and personal care markets. Excluding the lower food volumes, volume increased in most markets and regions. Price increases were achieved in the food and pharmaceutical markets, whereas personal care prices were lower.

Energy & Specialties sales increased 24% in the fourth quarter of 2006 as compared to the same period of last year. The increase was due to 15% higher volume/mix, 8% higher price, and 1% favorable rates of exchange. The guar acquisition accounted for a 20% sales increase. The natural gas and oil services sector demand continues to be strong and price increases were achieved across many of the specialty products families.

Aqualon Group's increased profit from operations was due to higher sales volume and the associated contribution margin, as well as increased prices, partially offset by higher raw material costs. Selling, general and administrative (SG&A) costs were higher compared to the prior year, primarily reflecting increased corporate support costs, sales and marketing, business management, and technology costs incurred to support growth initiatives. Operating profit also included a $3.6 million gain on sales of excess land at two current production sites.

In the Paper Technologies and Ventures Group ("PTV"), net sales in the fourth quarter increased 13% and profit from operations increased $13.1 million, or 122%, compared with the same quarter in 2005. Net sales for the year ended December 31, 2006 increased $58.0 million, or 6%, and profit from operations increased $19.4 million, or 32%, as compared to the prior year.

Paper Technologies sales increased 12% as compared to the fourth quarter of 2005, due to 10% increased volume, 5% increased price and 3% favorable rates of exchange, partially offset by an unfavorable mix of 6%. Volume growth was achieved in the Americas and in Asia, whereas Europe was lower. Asia volumes remained strong, increasing 24% compared to the prior year, and North America increased 13% for the same period. The increase in North America volumes was primarily due to a marketing and manufacturing alliance for rosin size products established in 2006. Mill closures and bankruptcies, primarily in Southern Europe, continue to negatively impact overall results in Europe. Increased pricing was achieved in all regions of the world with the largest increase obtained in North America. The unfavorable mix primarily reflects higher sales of lower priced functional products in both North America and the emerging Asian markets.

Venture sales increased 14% primarily due to 3% higher price, 13% improved product mix and 2% favorable rates of exchange, partially offset by 4% lower volume. Pricing reflects increases in water management, lubricants and pulping products. The improved mix reflects higher sales of water management, lubricants and adhesive products.

PTV’s increased profit from operations for the fourth quarter reflects higher volumes and improved selling price, partially offset by higher raw material and SG&A costs. Price increases of $11.0 million exceeded raw material cost increases of $7.5 million. Severance, restructuring and other exit costs in the fourth quarter of 2006 were $2.3 million as compared to $3.6 million in the same period of 2005. SG&A costs were higher than the prior year primarily due to increased corporate support costs and bad debt accruals, partially offset by savings from restructuring efforts throughout last year. Also, legal fees associated with patent defense costs were significantly lower than the prior year. Operating profit included a $2.9 million gain on the sale of excess land at a current production site.

"Improved performance in the Americas helped offset the continued challenging conditions in the Western European paper market. Our strategy of improving product mix through innovation and of increasing selling prices to reflect value continues to show progress," commented Mr. Rogerson.

Outlook

"The results achieved in 2006 were a direct product of the strategy executed over the past several years focusing on growth, continuous productivity improvement and cash flow generation,” noted Mr. Rogerson. “While we have made significant progress, there are many opportunities ahead of us. We will continue to execute our strategy to deliver differentiated value to our customers, and target consistent double digit EPS and cash flow growth to create increased value for our shareholders.”

The company expects to make capital investments of approximately $117 million in 2007. The Company’s ongoing effective tax rate for 2007 is estimated to be 32%.

Fourth quarter Conference Call and Webcast

The Company will discuss fourth quarter and full year 2006 results tomorrow, February 1st, at 9:00 a.m., Eastern.

Teleconference:     (973) 935-8756 - Ask for Conference ID # 8340785
Please call 10 to 15 minutes prior to the call.

Webcast:         Listen-only mode via Internet broadcast from www.herc.com
under Shareholder Information.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in transitioning business support activities, job functions and responsibilities to service providers, risks in developing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, including the inability to obtain judicial review of adverse litigation results, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact: John S. Riley (302) 594-6025
Investor Contact: Stuart L. Fornoff (302) 594-7151

HERCULES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)	(Unaudited)
Table 1	THREE MONTHS ENDED DEC. 31		TWELVE MONTHS ENDED DEC. 31
	2006	2005	2006	2005
Net sales	$493.9	$498.8	$2,035.3	$2,055.0
Cost of sales	325.8	348.6	1,343.4	1,391.1
Selling, general and administrative expenses	97.4	90.2	372.2	382.5
Research and development	10.5	10.4	38.8	40.8
Intangible asset amortization	1.8	2.0	7.2	8.0
Other operating expense, net	4.7	61.1	25.1	92.3
Profit (loss) from operations	53.7	(13.5)	248.6	140.3
Interest and debt expense	17.1	21.9	71.2	89.4
Other expense, net	30.9	39.2	174.2	86.3
Income (loss) before income taxes, minority interests and equity (loss) income	5.7	(74.6)	3.2	(35.4)
Benefit for income taxes	(189.5)	(3.2)	(192.2)	(3.8)
Income (loss) before minority interests and equity (loss) income	195.2	(71.4)	195.4	(31.6)
Minority interests in earnings of consolidated subsidiaries and equity (loss) income of affiliated companies, net of tax	(1.7)	(0.1)	(4.6)	(0.5)
Net income (loss) from continuing operations before discontinued operations and changes in accounting principle	193.5	(71.5)	190.8	(32.1)
Net income (loss) from discontinued operations, net of tax	48.6	(5.2)	47.0	(6.5)
Cumulative effect of changes in accounting principle, net of tax	—	(2.5)	0.9	(2.5)
Net income (loss)	$242.1	$(79.2)	$238.7	$(41.1)
Basic earnings (loss) per share:
Continuing operations	$1.72	$(0.66)	$1.72	$(0.30)
Discontinued operations	0.43	(0.05)	0.42	(0.06)
Cumulative effect of changes in accounting principle	—	(0.02)	0.01	(0.02)
Net income (loss)	$2.15	$(0.73)	$2.15	$(0.38)
Weighted average # of basic shares (millions)	112.4	108.9	110.8	108.7
Diluted earnings (loss) per share:
Continuing operations	$1.71	$(0.66)	$1.71	$(0.30)
Discontinued operations	0.43	(0.05)	0.42	(0.06)
Cumulative effect of changes in accounting principle	—	(0.02)	0.01	(0.02)
Net income (loss)	$2.14	$(0.73)	$2.14	$(0.38)
Weighted average # of diluted shares (millions)	113.1	108.9	111.3	108.7
Income (loss) before income taxes and equity loss	$5.7	$(74.6)	$3.2	$(35.4)
Interest and debt expense	17.1	21.9	71.2	89.4
EBIT(1)	22.8	(52.7)	74.4	54.0
Depreciation and amortization, net of amortization of debt issuance costs	23.3	26.7	94.2	103.3
EBITDA(1)	$46.1	$(26.0)	$168.6	$157.3

	(Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED DEC. 31		TWELVE MONTHS ENDED DEC. 31
	2006	2005	2006	2005
Net Sales By Industry Segment
Paper Technologies	$222.6	$198.0	$851.0	$810.7
Ventures	57.5	50.4	224.3	206.6
Paper Technologies & Ventures Group	280.1	248.4	1,075.3	1,017.3
Coatings & Construction	90.4	79.7	398.3	356.4
Regulated	48.0	42.8	188.2	174.1
Energy & Specialties	75.4	60.6	304.3	224.5
Aqualon Group	213.8	183.1	890.8	755.0
FiberVisions	—	67.3	69.2	282.7
TOTAL	$493.9	$498.8	$2,035.3	$2,055.0

Profit From Operations By Segment
Paper Technologies & Ventures Group	$23.8	$10.7	$80.8	$61.4
Aqualon Group	40.9	35.2	187.4	155.5
FiberVisions/Corporate	(11.0)	(59.4)	(19.6)	(76.6)
TOTAL	$53.7	$(13.5)	$248.6	$140.3

	(Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED DEC. 31, 2006				THREE MONTHS ENDED DEC. 31, 2005
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$242.1	$2.14	$53.7	$46.1	$(79.2)	$(0.73)	$(13.5)	$(26.0)
Discontinued operations, net of tax	(48.6)	(0.43)	—	—	5.2	0.05	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	2.5	0.02	—	—
Vertac litigation	1.0	0.01	—	1.5	—	—	—	—
Asbestos expense, net of insurance settlements	13.0	0.12	—	20.0	24.4	0.22	—	37.5
Legal accruals and settlements(2)	3.1	0.03	0.1	4.8	0.5	—	0.5	0.8
Severance and restructuring costs	2.9	0.03	4.5	4.5	2.8	0.03	4.4	4.4
Asset impairments/charges and accelerated depreciation	2.8	0.02	4.2	3.2	2.1	0.02	3.2	1.6
Gain on debt prepayment and write-off of debt issuance costs	(0.3)	—	—	(0.5)	(0.4)	—	—	(0.6)
Gain on asset dispositions	(0.9)	(0.01)	—	(1.4)	—	—	—	—
Loss on sale of FiberVisions, goodwill impairment(4)	2.6	0.02	—	2.6	34.4	0.32	52.9	52.9
Tax on undistributed earnings of FiberVisions	—	—	—	—	7.6	0.07	—	—
Other(3)	2.3	0.02	0.2	3.6	(0.5)	(0.01)	0.1	(0.8)
Subtotal adjustment items(4)	(22.1)	(0.19)	9.0	38.3	78.6	0.72	61.1	95.8
Tax adjustment to the ongoing effective tax rate	(185.2)	(1.64)	—	—	19.6	0.18	—	—
Ongoing Operations(1)	$34.8	$0.31	$62.7	$84.4	$19.0	$0.17	$47.6	$69.8

	(Unaudited)
Table 3 Reconciliation to Ongoing Operations	TWELVE MONTHS ENDED DEC. 31, 2006				TWELVE MONTHS ENDED DEC. 31, 2005
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$238.7	$2.14	$248.6	$168.6	$(41.1)	$(0.38)	$140.3	$157.3
Discontinued operations, net of tax	(47.0)	(0.42)	—	—	6.5	0.06	—	—
Cumulative effect of change in accounting principle, net of tax	(0.9)	(0.01)	—	—	2.5	0.02	—	—
Vertac litigation	70.5	0.63	—	108.5	9.8	0.09	—	15.0
Asbestos expense, net of insurance settlements	13.0	0.12	—	20.0	24.0	0.22	—	36.9
Legal accruals and settlements(2)	4.3	0.04	(2.0)	6.6	11.7	0.10	0.6	18.0
Severance and restructuring costs	13.7	0.12	21.1	21.1	20.7	0.19	31.8	31.8
Asset impairments/charges and accelerated depreciation	5.4	0.05	8.3	3.2	3.6	0.03	5.6	2.1
Loss on debt prepayment, net, and write-off of debt issuance costs	7.6	0.07	—	11.7	9.2	0.08	—	14.2
Gain on asset dispositions	(0.9)	(0.01)	—	(1.4)	(7.0)	(0.06)	—	(10.8)
Loss on sale of FiberVisions, goodwill impairment(4)	13.3	0.12	—	13.3	34.4	0.31	52.9	52.9
Tax on undistributed earnings of FiberVisions	—	—	—	—	7.6	0.07	—	—
Accelerated vesting of stock compensation	—	—	—	—	1.8	0.02	2.8	2.8
Other(3)	3.1	0.03	0.4	4.2	1.6	0.01	1.0	2.5
Subtotal adjustment items(4)	82.1	0.74	27.8	187.2	126.4	1.14	94.7	165.4
Tax adjustment to the ongoing effective tax rate and impact of diluted shares	(183.5)	(1.65)	—	—	9.5	0.10	—	—
Ongoing Operations(1)	$137.3	$1.23	$276.4	$355.8	$94.8	$0.86	$235.0	$322.7

	(Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED DEC. 31, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$23.8	$40.9	$(11.0)	$53.7
Severance, restructuring and other exit costs	2.3	0.1	2.1	4.5
Asset impairments/charges and accelerated depreciation	(0.3)	—	4.5	4.2
Legal accruals and settlements(2)	—	—	0.1	0.1
Other(3)	0.1	—	0.1	0.2
Subtotal adjustment items	2.1	0.1	6.8	9.0
Profit from Ongoing Operations(1)	$25.9	$41.0	$(4.2)	$62.7

	(Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED DEC. 31, 2005
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$10.7	$35.2	$(59.4)	$(13.5)
Severance, restructuring and other exit costs	3.5	(0.4)	1.3	4.4
Asset impairments/charges and accelerated depreciation	1.3	—	1.9	3.2
FiberVisions goodwill impairment	—	—	52.9	52.9
Other(3)	0.7	(0.1)	—	0.6
Subtotal adjustment items	5.5	(0.5)	56.1	61.1
Profit from Ongoing Operations(1)	$16.2	$34.7	$(3.3)	$47.6

	(Unaudited)
Table 6 Reconciliation to Ongoing Operations By Business Segment	TWELVE MONTHS ENDED DEC. 31, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$80.8	$187.4	$(19.6)	$248.6
Severance, restructuring and other exit costs	10.5	4.1	6.5	21.1
Asset impairments/charges and accelerated depreciation	3.1	—	5.2	8.3
Legal accruals and settlements(2)	1.1	—	(3.1)	(2.0)
Other(3)	0.1	—	0.3	0.4
Subtotal adjustment items	14.8	4.1	8.9	27.8
Profit from Ongoing Operations(1)	$95.6	$191.5	$(10.7)	$276.4

	(Unaudited)
Table 7 Reconciliation to Ongoing Operations By Business Segment	TWELVE MONTHS ENDED DEC. 31, 2005
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$61.4	$155.5	$(76.6)	$140.3
Severance, restructuring and other exit costs	17.6	3.3	10.9	31.8
Asset impairments/charges and accelerated depreciation	3.0	0.5	2.1	5.6
Accelerated vesting of stock compensation	—	—	2.8	2.8
FiberVisions goodwill impairment	—	—	52.9	52.9
Other(3)	0.8	(0.1)	0.9	1.6
Subtotal adjustment items	21.4	3.7	69.6	94.7
Profit from Ongoing Operations(1)	$82.8	$159.2	$(7.0)	$235.0

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)	(Unaudited)
Table 8	DEC. 31	DEC. 31
	2006	2005
Assets
Current assets
Cash and cash equivalents	$171.8	$77.3
Accounts receivable, net	326.6	289.7
Inventories	210.6	179.6
Federal income tax receivable	170.8	—
Other current assets(5)	104.7	296.8
Total current assets	$984.5	$843.4
Property, plant and equipment, net	600.4	535.4
Other assets	1,230.4	1,190.0
Total assets	$2,815.3	$2,568.8
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$205.3	$172.9
Other current liabilities(5)	265.2	322.8
Vertac litigation liability	123.5	—
Current debt obligations	35.8	16.7
Total current liabilities	$629.8	$512.4
Long-term debt	959.9	1,092.3
Other liabilities	970.2	987.7
Total liabilities	$2,559.9	$2,592.4
Minority interests	12.7	1.1
Total stockholders' equity (deficit)(6)	242.7	(24.7)
Total liabilities and stockholders' equity (deficit)	$2,815.3	$2,568.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)	(Unaudited)
Table 9	TWELVE MONTHS ENDED DEC. 31
	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$238.7	$(41.1)
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	95.3	105.9
Deferred income tax provision and income taxes payable	(282.9)	(27.8)
Impairment charges	3.2	58.6
Loss on sale of 51% interest in FiberVisions	13.3	—
Other noncash charges and credits	1.6	(3.7)
Working capital, net(7)	106.1	17.1
Asbestos-related assets and liabilities, net	37.1	61.3
Pension and postretirement benefits	(7.9)	(18.3)
Non-current assets and liabilities, net	(23.7)	(12.8)
FiberVisions assets and liabilities held for sale	(7.9)	—
Net cash provided by operating activities	172.9	139.2
Cash Flows from Investing Activities:
Capital expenditures	(93.6)	(67.5)
Proceeds from sale of 51% interest in FiberVisions, net of transaction costs	17.8	—
Acquisitions and investments, net of cash recognized upon consolidation	(29.0)	(4.4)
Proceeds from fixed asset disposals / Other	10.7	14.2
Net cash used in investing activities	(94.1)	(57.7)
Cash Flows from Financing Activities:
Long-term debt issued by FiberVisions, net of issuance costs	83.7	—
Long-term debt proceeds	22.0	—
Debt repayments and change in short term debt	(136.7)	(129.3)
Proceeds received from the exercise of stock options / Other	42.6	2.3
Net cash provided by (used in) financing activities	11.6	(127.0)
Effect of exchange rate changes on cash	4.1	(3.7)
Net increase (decrease) in cash and cash equivalents	94.5	(49.2)
Cash and cash equivalents at beginning of period	77.3	126.5
Cash and cash equivalents at end of period	$171.8	$77.3

NOTES:

(1) Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures. The ongoing operations include Paper Technologies and Ventures, the Aqualon Group and FiberVisions. Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements. It also excludes the impact of the prepayment and refinancing of long-term debt. Please refer to Tables 2, 3, 4, 5, 6 and 7 for the reconciliation of reported to ongoing operations for all periods presented.
EBIT is calculated as net income (loss) before income taxes plus interest and debt expense. EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.
EBIT and EBITDA are measures commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBIT and EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(2) These accruals and settlements relate to non-asbestos litigation matters.

(3) Other primarily includes gains and losses related to formerly divested businesses and other costs.

(4) Adjustment items have been tax affected at the U.S. federal statutory tax rate of 35% for 2006 and 2005, except the loss on the sale of FiberVisions, which had no corresponding tax benefit as valuation allowances were established on the capital loss. Additionally, the related earnings per share impact is based upon diluted shares totaling 113.1 million and 110.1 million for the three months ended December 31, 2006 and 2005, respectively, and 111.3 million and 110.4 million for the Twelve Months ended December 31, 2006 and 2005, respectively.

(5) Pursuant to the FiberVisions plan of disposition, the division's assets and liabilities have been reclassified as assets and liabilities held for sale in the December 31, 2005 Condensed Consolidated Balance Sheet. Assets held for sale totaling $202.7 million are included in Other current assets; liabilities held for sale of $66.6 million are included in Other current liabilities at December 31, 2005.

(6) Effective December 31, 2006, the Company adopted SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." The statement requires that a net asset or liability be recognized to report the funded status of defined benefit pension and other postretirement plans on its balance sheet. At December 31, 2006, after-tax charges to other comprehensive income of $71.9 million and $54.7 million were recorded for the defined benefit pension plans and postretirement medical plans, respectively.

(7) Working capital, net includes $123.5 million related to the Vertac litigation liability.